Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS, Inc. Receives Requisite Consents and Announces Final Pricing for its Tender

Offer and Consent Solicitation for its 10 3/4% Senior Notes Due 2011

Dallas- May 10, 2005 — MetroPCS, Inc. announced today that as of 5:00 p.m., New York City time, on May 10, 2005 (the “Consent Date”), it had received valid tenders and consents from holders of its 10 3/4% Senior Notes due 2011 (the “Notes”) with respect to 100% of the outstanding principal amount of the Notes in connection with its previously announced cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation”) for the Notes, which satisfies the Requisite Consents Condition as defined in MetroPCS’ Offer to Purchase and Consent Solicitation Statement dated April 26, 2005 (the “Offer to Purchase”). MetroPCS also announced today that it has determined the total consideration to be paid in connection with the Tender Offer and Consent Solicitation.

MetroPCS has executed a supplemental indenture governing the Notes to eliminate substantially all of the restrictive covenants and event of default provisions in the indenture, to amend other provisions of the indenture, and to waive any and all defaults and events of default that may exist under the indenture. Although the supplemental indenture has been executed, the amendments will not become operative until the tender offer is consummated and validly tendered Notes are accepted for purchase by MetroPCS.

The total consideration for the Notes will be an amount in cash equal to $1,192.72 for each $1,000 principal amount of Notes. Holders of Notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.

Under the terms of the Offer to Purchase, the total consideration for each $1,000 principal amount of Notes validly tendered and not revoked on or prior to the Consent Date was determined on the tenth business day prior to the scheduled expiration date of the Tender Offer (which business day was May 10, 2005). The total consideration was calculated in accordance with standard market practice, (A) based on the assumption that the Notes would be redeemed at $1,053.75 per $1,000 principal amount of Notes on October 1, 2007 (the first optional redemption date with respect to the Notes) and (B) utilizing a yield of 4.241%, which equals the sum of (x) the yield to maturity on the 2.75% U.S. Treasury Note due August 15, 2007, as calculated by Bear, Stearns & Co. Inc., based on the bid side price of such security as of 11:00 a.m., New York City time, on May 10, 2005, plus (y) a fixed spread of 0.50% (50 basis points).

Assuming the satisfaction or waiver of the conditions to the consummation of the Tender Offer and the Consent Solicitation, payment of the total consideration for Notes is expected to be made promptly after MetroPCS obtains the financing necessary to complete the Tender Offer and the Consent Solicitation, but no later than promptly after 5:00 p.m., New York City time, on Tuesday, May 24, 2005, unless extended or earlier terminated (the “Expiration Date”), if such Notes are accepted for purchase.

MetroPCS has retained Bear, Stearns & Co. Inc. to act as Dealer Manager for the Tender Offer and as Solicitation Agent for the Consent Solicitation. Questions about the Tender Offer or the Consent Solicitation may be directed to the Global Liability Management Group at Bear, Stearns & Co. Inc. at (877) 696-BEAR (US toll-free) or (877) 696-2327. Copies of MetroPCS’ Offer to Purchase and Consent Solicitation Statement and the Letter of Transmittal and Consent are available from the Information Agent, Mellon Investor Services LLC, by calling (877) 698-6870 (US toll-free).

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Tender Offer and the Consent Solicitation are being made solely by means of the Offer to Purchase and Consent Solicitation Statement dated April 26, 2005.

About MetroPCS, Inc. – Dallas-based MetroPCS, Inc. is a wholly owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 21 PCS licenses in the greater Miami, Tampa, Sarasota, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

Forward-looking statements – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including MetroPCS’ future expectations concerning its financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the ability to complete the Tender Offer and Consent Solicitation, the ability to satisfy the financing condition, the outcome of the MetroPCS’ 2004 audit and the restatements of the MetroPCS’ financial statements for 2002, 2003 and first quarter 2004, the results and consequences of the audit committee’s ongoing independent investigation, economic conditions in MetroPCS’ targeted markets, performance of MetroPCS’ technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of MetroPCS’ services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

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